EXHIBIT 23.3

 Consent of Independent Auditors

We consent to the use of our report dated July 11, 2003, included in the Mississippi Chemical Corporation's Form 10-K for the year ended June 30, 2002, with respect to the financial statements of Point Lisas Nitrogen Limited (formerly Farmland Misschem Limited) for the years ended June 30, 2003, 2002 and 2001, included in this Form 10-K.

/s/ Ernst & Young
 Ernst & Young

Port of Spain
TRINIDAD

October 13, 2003